Exhibit 10.6
November 4, 2011
Dear Chris:
Your employment agreement dated July 6, 2011 contains severance provisions. One of the conditions to receiving severance compensation is the execution of a release in a form acceptable to Unilife. Under the Older Workers Benefits Protection Act, we are required to provide you with a mandated period of time to consider the release, as well as a seven day revocation period. The current wording of your employment agreement may be inconsistent with the IRS’s most recent interpretive guidance regarding severance provisions, releases and Section 409A.
Accordingly, we would like to clarify certain terms of your employment agreement, dated July 6, 2011 (the “Agreement”), between you and Unilife Corporation (the “Company”), to reflect the parties’ original intent to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as follows:
Timing of Severance Pay After Execution of a Release. If under the terms of the Agreement the execution of a general release of claims is a condition to your receiving severance or other benefits under the Agreement, the Company will provide you with the form of release agreement within seven days after your separation from service. To be entitled to the severance or other benefits, you must execute and deliver to the Company the release agreement on or before the last day of the minimum required waiver consideration period provided under the Age Discrimination in Employment Act or other applicable law or such other date as may be specified in the release agreement. If you timely deliver an executed release agreement to the Company, and you do not revoke the release agreement during the minimum revocation period required under applicable law, if any, the severance or other benefits shall be paid or commence being paid, as applicable, on or after the date on which the release agreement becomes effective as specified in the Agreement. If, however, the period during which you have discretion to execute or revoke the release agreement straddles two calendar years, no such payment shall be made or benefit provided earlier than the first day of the second such calendar year, regardless of within which calendar year you actually deliver the executed release agreement to the Company. Consistent with Section 409A, you may not, directly or indirectly, designate the calendar year of payment. Nothing in this letter agreement shall be construed to alter the terms of the Agreement that condition your entitlement to any severance or other benefits upon your compliance with the restrictive covenants and any other terms and conditions specified in the Agreement.
No Other Changes. You agree that the terms and conditions of the Agreement, to the extent not modified hereby, will continue to apply as specified in the Agreement.
Unilife Corporation
250 Cross Farm Lane, York, PA 17406     T + 1 717 384 3400     F + 717 384 3401     E info@unilife.com     W www.unilife.com

To indicate your acceptance of these updated terms and conditions of your employment, please sign and return one copy of this letter to me by no later than November 4, 2011.

Sincerely, Unilife Corporation
By:	/s/ Cynthia M. Lighty
	Name:	Cynthia M. Lighty
	Title:	Vice President, Human Resources and Assistant Secretary
Agreed to and accepted:

/s/ J. Christopher Naftzger J. Christopher Naftzger
Dated: November 4, 2011